Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 43 to Registration Statement No. 33-68124 on Form N-1A of our report dated January 8, 2016, relating to the financial statements of The Alger Institutional Funds (the “Trust”), comprised of Alger Capital Appreciation Institutional Fund, Alger Capital Appreciation Focus Fund, Alger Mid Cap Growth Institutional Fund, and Alger Small Cap Growth Institutional Fund, appearing in the Annual Report on Form N-CSR of the Trust for the year ended October 31, 2015. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

July 29, 2016